CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 30, 2011, relating to the financial statements and financial highlights of the Small & Mid Cap Value Portfolio and the Foreign Value Portfolio which appears in the January 31, 2011 Annual Report to Shareholders of SunAmerica Series Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings Policies and Procedures” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.
/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Houston, Texas
January 19, 2012